SUBLEASE AGREEMENT

BETWEEN

RESPONSE BIOMEDICAL CORP.

AND

INEX PHARMACEUTICALS CORPORATION

- ii -

- iii -

- IV -

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is entered into as of August 19, 2005, by and between INEX Pharmaceuticals Corporation (the “Sublandlord”), a corporation duly organized and existing under the laws of the Province of British Columbia, Canada, and Response Biomedical Corp. (the “Subtenant”), a corporation duly organized and existing under the laws of the Province of British Columbia, Canada.

Recitals:

A. The Head Landlord has leased to the Sublandlord, upon and subject to the terms of the Head Lease, certain lands and premises comprised of a car park and a Building located at 8900 Glenlyon Parkway, Burnaby, B.C., Canada, which building contains a Rentable Area of approximately fifty-one thousand four hundred ninety-four (51,494) square feet.

B. The Parties have executed an Offer to Lease (the “Offer to Lease”) and agree to enter into this Sublease to establish the terms and conditions upon which the Sublandlord will sublet to the Subtenant, the Sublet Premises comprised of a portion of an undivided share of the parking lot and Thirty-one Thousand Nine Hundred Twenty (31,920) square feet on both the main and second floors and a portion of the atrium and an undivided share of the lunchroom in the building (the “Sublet Premises”), more particularly described in Schedule B of the Offer to Lease.

C. The Parties will contemporaneously enter into a Service Agreement (the “Service Agreement”) to facilitate the contracting by the Sublandlord to the Subtenant of certain activities relating to the shared use, maintenance and management of the Lands and Premises.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article 1 Interpretation

1.1 Definitions

Unless otherwise defined in this Sublease, capitalized terms used in this Sublease shall have the meanings defined in Schedule 2 of the Head Lease. For purposes of this Sublease, the following terms will have the meanings set forth below:

1.1.1	“Additional Rent” will have the meaning set out in Section 4.4.

1.1.2	“Building” means the building located at 8900 Glenlyon Parkway, Burnaby, BC, Canada.

1.1.3	“Clean Room” means the room located on the second floor of the Building as indicated by the arrow in Exhibit 1.1.3 attached hereto.

1.1.4	“Cold Room” will have the meaning set out in Section 6.4 and Exhibit 6.4.

1.1.5	“Commencement Date” means October 1, 2005.

1.1.6

“Common Area” means any common area of the Building which is not intended for the sole and exclusive use of either the Subtenant or the Sublandlord, including without limitation, the atrium, shared lunchroom, hallways, passageways, stairways, washrooms, elevators, and open- space areas. For avoidance of doubt, the area within the Sublet Premises used for shipping and receiving is not part of the Common Area.

1.1.7

“Confidential Information” means any information relating to the subject matter of this Sublease and, to the extent possible, this Sublease itself, including all amendments, extensions or termination thereof. Information will not be considered "Confidential Information" to the extent that when considered as a whole and in the context disclosed, the information:

	(a)	is in the public domain at the time of disclosure;

	(b)	after disclosure, subsequently becomes part of the public domain other than as a consequence of a breach of an obligation of confidentiality owed to the Disclosing Party by the Receiving Party;

	(c)	can be demonstrated by the Receiving Party by written record to have been known or otherwise available to the Receiving Party prior to the disclosure by the Disclosing Party;

(d)

after disclosure, can be demonstrated by the Receiving Party by written record to have been subsequently provided to the Receiving Party by a Third Party if the Receiving Party reasonably believes such disclosure does not violate any obligations of the Third Party to the Disclosing Party; or

(e)

is required to be disclosed by law or government regulation(s), provided that the Receiving Party gives the Disclosing Party prompt notice of the required disclosure in order to allow the Disclosing Party to seek protective treatment.

1.1.8	“Deposit” means a combined sum equivalent to two (2) months’ Sublease Basic Rent plus GST.

1.1.9	“Disclosing Party” means the Party disclosing Confidential Information.

1.1.10	“Equipment” means those tangible items enumerated in Final Exhibits 5.2.1(a) and 5.2.1(b).

1.1.11	“Expiration Date” will have the meaning set out in Section 3.1.

1.1.12	“Freezer Room” will have the meaning set out in Section 6.4 and Exhibit 6.4.

1.1.13	“Gross Rent” will have the meaning set out in Section 4.5.

1.1.14	“GST” means the Goods and Services Tax of Canada.

1.1.15	“Head Landlord” means CUE Real Property (2) Ltd.

1.1.16	“Head Lease” means the lease entered into between the Head Landlord and Sublandlord dated December 15, 1997, a copy of which Head Lease is attached as Schedule “C” to the Offer to Lease.

1.1.17	“Laboratory” means the laboratory located on the 2nd floor of the Sublet Premises as outlined in black in Schedule B-1 of the Offer to Lease.

1.1.18	“Lands and Premises” means the car park and Building as shown in Lot 1 of Explanatory Plan LMP31818 attached as Schedule “A” to the Offer to Lease.

1.1.19	“Normal Business Hours” means between the hours of 8:00am to 5:00pm, Mondays to Fridays excluding statutory holidays in the province of British Columbia.

1.1.20	“Offer to Lease” means the Offer to Lease entered into on July 27, 2005 between the Parties.

1.1.21	“Party” means the Sublandlord or Subtenant and “Parties” means the Sublandlord and Subtenant.

1.1.22	“Receiving Party” means the Party receiving Confidential Information.

1.1.23	“Rentable Area” means the rentable area of the Building containing approximately fifty-one thousand four hundred ninety-four (51,494) square feet, including the rentable area of the Sublet Premises.

1.1.24	“Service Agreement” means the Service Agreement entered into between the Parties.

1.1.25	“Sublease” means this Sublease Agreement and all Exhibits hereto.

1.1.26	“Sublease Basic Rent” will have the meaning set out in Section 4.1.

1.1.27	“Sublease Term” will have the meaning set out in Section 3.1.

1.1.28	“Sublet Premises” means that portion of the Lands and Premises consisting of:

(a) the Subtenant’s undivided share of the parking lot; and

(b)

the Subtenant’s portion of the Rentable Area on both the main and second floors (excluding the Vivarium and the Waste Storage Closet) plus a portion of the atrium and an undivided share of the lunchroom containing approximately Thirty-one Thousand Nine Hundred Twenty (31,920) square feet of the Building as noted on the floor plan attached as Schedule “B” to the Offer to Lease.

1.1.29	“Subtenant’s Proportionate Share” will have the meaning set out in Section 4.4.2.

1.1.30	“Subtenant’s Work” will have the meaning set out in Section 5.4.1.

1.1.31	“Third Party” means any person other than a Party to this Sublease or an Affiliate of a Party to this Sublease.

1.1.32	“Vivarium” means the animal facilities located on the 1st floor of the Building as indicated by the arrow in Schedule B of the Offer to Lease.

1.1.33	“Waste Storage Closet” means the storage area located on the first floor of the Building as indicated by the arrow in Exhibit 1.1.33 attached hereto.

1.2 Currency

All references to money or “$” in this Sublease will mean the lawful money of Canada.

Article 2 Predominance of Head Lease

2.1 Sublease Subject to Head Lease

The Parties hereto acknowledge and agree that:

2.1.1	the Head Landlord has consented to all material terms of this Sublease, a copy of which written consent has been delivered to both Parties;

2.1.2	this Sublease shall be read subject to the Head Lease and any amendments and supplements thereto; and

2.1.3

the Subtenant has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease. To the extent that any right or benefit conferred by this Sublease contravenes or is incompatible with the Head Lease, such right or benefit will be amended or modified so as not to contravene or be incompatible with the Head Lease.

2.2 Sublease Execution and Head Landlord’s Consent

This Sublease and all subsequent amendments thereto are only binding on the Sublandlord and the Subtenant respectively, if in writing and executed by authorized signatories for the Sublandlord and the Subtenant and if executed copies thereof have been delivered to each Party. It is a condition precedent to this Sublease and all obligations of the Sublandlord and Subtenant hereunder that the Head Landlord consents to this Sublease. The Parties agree to use their commercially reasonable best efforts to obtain the consent of the Head Landlord to this Sublease, and to provide all such information and assurances (other than Third Party guarantees or covenants or additional security) as the Head Landlord may reasonably require in this regard.

2.3 Sublandlord’s Rights as Head Landlord

If the Subtenant fails to perform any of its obligations herein, the Sublandlord will have all of the remedies against the Subtenant which the Head Landlord has under the Head Lease for a breach thereof, whether expressly set out in the Head Lease or arising in law or equity.

2.4 Exercise of Rights

The determination of any state of facts, the promulgation of any rules or regulations, or the taking of any other action or exercise of any other rights under the Head Lease which is permitted to the Head Landlord will, upon written notice to the Subtenant of such action or exercise, be binding upon the Subtenant and the Sublet Premises.

Article 3 Grant of Sublease

3.1 Term of Sublease

Unless sooner terminated in accordance with Article 10, or amended in accordance with Section 3.2, this Sublease will commence on October 1, 2005 (the “Commencement Date”) and continue in effect for a term (the “Sublease Term”) until December 14, 2007 (the “Expiration Date”).

3.2	Extension of Sublease Term or Assignment of Head Lease

3.2.1

In contemplation of Section 14.1 of the Head Lease wherein the Sublandlord may give notice of termination to the Head Landlord before March 14, 2007 if the Sublandlord does not wish to renew the term of the Head Lease for an additional five (5) year period from December 15, 2007 to December 14, 2012, the Parties will, no later than October 1, 2006:

	(a)	confirm in writing their mutual intent not to renew the Sublease so as to vest all rights to the Lands and Premises to the Sublandlord under the Head Lease; or

(b)

negotiate and execute an agreement to extend the Sublease Term for a five (5) year period until December 14, 2012 on the same terms as contained herein, subject to the provisions of Section 2.1(b) of the Head Lease; or

(c)

seek the Head Landlord’s written consent to an assignment of the Head Lease by the Sublandlord to the Subtenant to grant to the Subtenant on or before March 13, 2007, all the rights and obligations held by the Sublandlord under the Head Lease. If the Parties seek the Head Landlord’s consent to such assignment, the Parties will:

(i)

substantially revise the Sublease to reflect the Parties’ mutual desire that the Subtenant assume the role of a sublandlord, and the Sublandlord assume the role of a subtenant, on terms to be agreed between the Parties; or

		(ii)	terminate the Sublease between the Parties to vest all rights to the Lands Premises to the Subtenant under the Head Lease.

3.2.2

The Subtenant acknowledges that the options contained in Sections 14.2 and 14.3 of the Head Lease will not form a part of this Sublease except as otherwise agreed in writing between the Parties with the prior written consent of the Head Landlord.

Article 4 Rent, Costs and Outlays

4.1	Sublease Basic Rent

4.1.1

The Subtenant covenants to pay as basic rent for the duration of the Sublease Term commencing on the Commencement Date the sum of Four Hundred Sixty-two Thousand Eight Hundred Forty Dollars ($ 462,840.00) plus applicable GST per annum (together the “Sublease Basic Rent”) for Thirty-one Thousand Nine Hundred Twenty (31,920) square feet of the rentable area of the Sublet Premises (premised on Sublease Basic Rent comprised of Fourteen Dollars and Fifty Cents ($14.50) per square foot per annum, plus GST), which is the cost to the Sublandlord of the rentable area of the Sublet Premises, and subject to Sections 4.2 and 4.5 in equal monthly instalments of Thirty-eight Thousand Five Hundred Seventy Dollars ($ 38,570.00) plus applicable GST, payable in advance on the first day of each and every month commencing October 1, 2005.

4.2 Adjustments to Sublease Basic Rent

At the Sublandlord’s option and at the Subtenant’s cost, the rentable area of the Sublet Premises will be surveyed at the Commencement Date of the Sublease Term in accordance with the Head Lease, whereupon the Sublease Basic Rent will be adjusted accordingly. The Sublandlord will provide to the Subtenant a copy of the survey used to determine the rentable area of the Sublet Premises.

4.3 Deposit

The Sublandlord will apply the Deposit equivalent to two (2) months’ Sublease Basic Rent in the amount of amount of Seventy-seven Thousand One Hundred Forty Dollars ($ 77,140.00) plus GST released by CB Richard Ellis Limited to the Sublandlord towards payment of the Sublease Basic Rent for the first month and last months of the Sublease Term as they become due. The Sublandlord may use, retain or apply all or part of the Deposit to the extent required for the payment of any other sums as to which the Subtenant is in default or as compensation on account for any loss or damage arising from the breach or default by the Subtenant of any provision of this Sublease. If the Sublandlord so uses, retains or applies all or part of the Deposit, the Subtenant will, upon notification by the Sublandlord, pay to the Sublandlord the amount required to reimburse it for the amounts so applied.

4.4 Additional Rent

4.4.1	The Subtenant covenants to pay as additional rent during the Sublease Term the following amounts, inclusive of all applicable federal, provincial and municipal taxes (collectively, “Additional Rent”):

(a)

the Subtenant’s Proportionate Share of “Building Costs” as defined by the Head Lease, “Project Costs” as defined by the Head Lease, and “Other Charges” as defined by the Head Lease, and payable by the Sublandlord under the Head Lease, as amended from time to time;

(b)

to the extent not already paid pursuant to Section 4.4.1(a), the Subtenant’s Proportionate Share of “Taxes” as defined by the Head Lease and payable by the Sublandlord under the Head Lease, as amended from time to time;

(c)

to the extent not already paid pursuant to Section 4.4.1(a), the Subtenant’s Proportionate Share of “Operating Costs” as defined by the Head Lease and payable by the Sublandlord under the Head Lease, as amended from to time;

(d)

to the extent not already paid pursuant to Section 4.4.1(a) or purchased pursuant to Section 9.1.1, the Subtenant’s Proportionate Share of insurance costs payable by the Sublandlord under Section 5.2(a) of the Head Lease, as amended from time to time; and

(e)

the Subtenant’s Proportionate Share of all other operating and management costs set forth in the Service Agreement, at the Sublandlord’s actual cost to the extent such costs relate to the Sublet Premises whether or not such costs are payable by the Sublandlord to the Head Landlord.

4.4.2

In this Sublease, the phrase “Subtenant’s Proportionate Share” means a fraction having as its numerator the rentable area of the Sublet Premises (excluding the square footage of any Common Areas and excluding the square footage of any Sublet Premises reserved for the exclusive use of the Sublandlord during the limited time of such use) containing approximately Thirty-one Thousand Nine Hundred Twenty (31,920) square feet and as its denominator the Rentable Area of the Building (excluding the square footage of any Common Areas but including the entire square footage of the Sublet Premises) containing approximately Forty-nine Thousand Four Hundred ten (49,410) square feet.

4.4.3	The Subtenant will pay to the Sublandlord:

(a)

in advance, on the first day of each and every month, the Subtenant’s Proportionate Share of all costs described in Section 4.4.1 attributable to the Head Landlord provided that the Subtenant shall be entitled to and be responsible for any adjustments payable upon any recalculation of such amounts as and when the same are payable or received by the Sublandlord as tenant under the Head Lease; and

(b)

within thirty (30) days of the Subtenant’s receipt of the Sublandlord’s invoice, if any, the Subtenant’s Proportionate Share of any cost described in Section 4.4.1(e) payable directly by the Sublandlord to the Sublandlord’s contractor.

4.5	Gross Rent

4.5.1	The Subtenant’s Additional Rent, together with Sublease Basic Rent, and any other amounts payable by the Subtenant pursuant to this Sublease is hereinafter collectively referred to as “Gross Rent”.

4.5.2

Gross Rent will be considered as accruing from day to day hereunder. If it is necessary to calculate Gross Rent for a period of less than one (1) year or less than one (1) calendar month, an appropriate apportionment and adjustment on a pro rata daily basis will be made. Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Sublease:

(a)

the obligation of the Subtenant to pay such Additional Rent will survive the expiration or earlier termination hereof, and such amounts will be paid by the Subtenant to the Sublandlord forthwith upon demand; and

(b)

the entitlement of the Subtenant to receive from the Sublandlord a refund of overpayments, if any, of Additional Rent, will survive the expiration or earlier termination hereof, provided the Subtenant has made full and complete payment of:

		(i)	all Gross Rent accrued as of the effective date of termination or expiration of the Sublease; and

		(ii)	all indebtedness under the Service Agreement accrued as of the effective date of termination or expiration of the Service Agreement.

If the Sublease Term commences on any day other than the first day of the month or expires on any day other than the last day of the month, Gross Rent for such fraction of a month will be adjusted, as aforesaid, and paid by the Subtenant on the Commencement Date of the Sublease Term.

4.6 All Rent Free of Deductions or Set-offs

Gross Rent payable under this Sublease will be net and care free to the Sublandlord, and will be payable without deduction or set-off by the Subtenant throughout the Sublease Term. All costs incurred by the Sublandlord in collecting any amounts payable hereunder or enforcing any right or obligation of the Subtenant under this Sublease will be payable by the Subtenant on demand and will be deemed to be Gross Rent for all purposes from the date demand therefor is made. In addition to Gross Rent hereunder, the Subtenant will remit to the Sublandlord any goods and services tax or other tax or imposition collectible by the Sublandlord for the use of the Sublet Premises by the Subtenant or goods or services provided to the Subtenant, and the Sublandlord will be entitled to exercise all remedies in respect of any failure by the Subtenant to pay such amounts as if they were Gross Rent in arrears. From the date any Gross Rent or other amounts payable under this Sublease are due until they are actually paid, they will bear interest at the rate of twenty-four percent (24%) per annum.

4.7	Head Landlord’s Costs

4.7.1

The Sublandlord and the Subtenant shall share on a 50/50 basis the expenses and outlays incurred by the Head Landlord pursuant to Section 8.1(g) of the Head Lease in respect of the making of this Sublease and any amendment, extension or termination thereof.

4.7.2

The Sublandlord shall be fully responsible for the expenses and outlays incurred by the Head Landlord pursuant to Section 8.1(g) of the Head Lease in respect of any further subleases negotiated and/or entered into between the Sublandlord and any other subtenant.

4.7.3

The Subtenant shall be fully responsible for the expenses and outlays incurred by the Head Landlord pursuant to Section 8.1(g) of the Head Lease in respect of any subleases negotiated and/or entered into between the Subtenant and its subtenant.

4.8 Sublandlord’s Own Costs

The Sublandlord will be responsible for and fund reasonable security expenses required in respect of programming key cards and/or key control to restrict access to the Vivarium and areas adjacent to the Vivarium, the Cold Room, the Freezer Room, Waste Storage Closet and other parts of the Building to which the Sublandlord has sole and exclusive use, and will bear sole responsibility for payment of its business taxes, telephone charges and other charges related to the operation of its occupied spaces.

4.9 Subtenant’s Own Costs

The Subtenant will be responsible for and fund reasonable security expenses required to restrict access to the Sublet Premises and will bear sole responsibility for payment of its business taxes, telephone charges and other charges related to the operation of its occupied spaces.

4.10 Costs Associated with Service Agreement

4.10.1

As a condition of the Parties entering into this Sublease, the Subtenant agrees to provide certain services (“Services”) to the Sublandlord in respect of the shared use, management and maintenance of the Lands and Premises, and the Sublandlord agrees to compensate the Subtenant on the terms and conditions set forth in the Service Agreement between the Parties.

4.10.2

As a condition of the Sublandlord providing the Subtenant the use of the Sublandlord’s phone system, desk top phones and network switches without charge, the Subtenant agrees to provide to the Sublandlord, reception services as defined in the Service Agreement, during Normal Business Hours and without charge, in accordance with the Service Agreement for the duration of this Sublease and any extensions thereof.

Article 5 Installations and Alterations

5.1 Sublandlord’s Work

The Sublandlord shall provide the Sublet Premises in an “as is” basis as viewed on the site visit by the Subtenant.

5.2	Existing Furniture and Equipment

5.2.1

On or before the Commencement Date the Parties will execute completed Exhibits 5.2.1(a) and 5.2.1(b) to enumerate all furniture, equipment and fixtures to be placed in the Sublet Premises (the “Equipment”) which completed Exhibits shall supersede and be attached hereto in replacement of Draft Exhibits 5.2.1(a) and 5.2.1(b).

5.2.2	The Subtenant recognizes and agrees that as between the Subtenant and the Sublandlord, the Sublandlord is currently the rightful owner of:

	(a)	all furniture, equipment and fixtures as set forth in Schedule “E” attached to the Offer to Sublease, a copy of which Schedule “E” is attached hereto as Draft Exhibits 5.2.1(a) and 5.2.1(b); and

	(b)	the Equipment to be enumerated in completed Exhibits 5.2.1(a) and 5.2.1(b) on or before the Commencement Date.

5.2.3

Within two (2) business days of the Commencement Date, the Sublandlord will transfer to the Subtenant, an undivided half share of the Equipment to be held in common at no additional charge to the Subtenant, and the Subtenant shall have use of the Equipment at no additional charge throughout the term of the Sublease and any extentions thereof; provided however, that sole and exclusive ownership to all Equipment will vest in either the Sublandlord or the Subtenant upon the first occurrence of any of the triggering events enumerated in Section 5.2.4.

5.2.4	Notwithstanding the transfer of joint ownership described in Section 5.2.3:

	(a)	sole and exclusive ownership over all Equipment will automatically revert to the Sublandlord upon:

		(i)	the expiry of the Sublease or any extensions thereof; or

		(ii)	the Subtenant’s default of any material term or condition of the Sublease or Service Agreement; or

		(iii)	the Sublandlord’s termination of the Sublease or Service Agreement; or

		(iv)	the failure of the Subtenant to remove any lien or encumbrance lodged against the Lands and Premises as a consequence of the Subtenant’s activities under the Sublease and/or the Service Agreement;

	(b)	subject to the Head Landlord’s rights over leasehold improvements, sole and exclusive ownership over all Equipment will automatically vest in the Subtenant upon:

		(i)	the Sublandlord’s default of any material term of the Head Lease; or

		(ii)	the Head Landlord’s termination of the Head Lease for reasons solely attributable to the Sublandlord’s acts or omissions.

5.2.5	Subject to the provisions of Sections 5.2.3 and 5.2.4:

(a)	all Equipment supplied by the Sublandlord and placed in the Subtenant’s possession shall at all times remain visibly marked as the joint property of the Sublandlord and the Subtenant; and

(b)	neither Party shall remove any markings and/or labels applied onto the Equipment by the Sublandlord to mark such Equipment as the joint property of the Sublandlord and the Subtenant.

5.3	Subtenant’s Use of Equipment

5.3.1	Until full ownership to the Equipment vests in either the Subtenant or the Sublandlord, the Parties covenant and agree that each of them will:

(a)

keep all Equipment free and clear of all liens and encumbrances, pay the other Party all costs associated with securing the release of any such liens and encumbrances, and indemnify the other Party for all claims incurred by the Party in breach of this Section (a);

	(b)	exercise due care in the use and handling of all Equipment and use Equipment only in accordance with any manufacturer’s instructions supplied by the Sublandlord; and

	(c)	not move or send any Equipment to any location outside the Building without the prior written consent of the other Party.

5.3.2

Until full ownership to the Equipment vests in the Subtenant, the Subtenant will be responsible for and assume all costs associated with the regular operation, maintenance, and repair of all Equipment, to the same level of care as the Sublandlord’s own equipment.

5.4	Subtenant’s Work

5.4.1

Subject to the Head Landlord’s written consent to this Sublease and approval by the Sublandlord and the Head Landlord of the plans and specifications for the Subtenant’s Work and to the execution of this Sublease by both the Subtenant and the Sublandlord and to the Subtenant obtaining all necessary building permits and approvals required by the City of Burnaby or otherwise in connection with the Subtenant’s Work, the Subtenant will be permitted access to the Sublet Premises prior to the Commencement Date for the purpose of allowing the Subtenant to perform the Subtenant’s Work; provided however, that Subtenant will make best efforts to complete the Subtenant’s leasehold improvements to the Clean Room during the month of August to facilitate the Sublandlord’s use of the Clean Room as a manufacturing clean room during part of the month of September. The Sublandlord will be responsible for and assume the costs associated with the cleaning and validation of the Clean Room for the Sublandlord’s use.

5.4.2	In this Sublease, the phrase “Subtenant’s Work” means the following:

(a)

the installation of such internal partitions and tenant fixtures in the Sublet Premises as may be required by the Subtenant in order to carry on its business, including without limitation, any modifications to the ceiling, lights, and air-conditioning system;

(b)

the installation of any special equipment in the Sublet Premises as may be required by the Subtenant in order to carry on its business, including without limitation voice and data cabling, telephones, computers and special communication equipment; and

(c)	such other work as may reasonably be required by the Subtenant in order to make the Sublet Premises suitable for the Subtenant to carry on its business;

provided however that the Subtenant shall, acting reasonably, incorporate the Sublandlord’s colour scheme and specifications and the Sublandlord’s style of improvements, and provided further that the Subtenant’s Work shall include installation of the Sublandlord’s carpet type throughout the Sublet Premises, including without limitation under all demising and other walls within the Sublet Premises and in all private offices, meeting rooms and open office areas.

5.4.3

Prior to the commencement of the Subtenant’s Work, plans and specifications for the Subtenant’s Work, including without limitation all electrical, mechanical and engineering plans for the Subtenant’s Work, must first be submitted with appropriate working drawings for the prior written approval of both the Sublandlord and the Head Landlord as required by the Head Lease. Preparation of these plans and drawings and the performance of the Subtenant’s Work will be entirely at the expense of the Subtenant and must be performed in accordance with the requirements of the Head Lease, to the standards prescribed by the Head Lease and the terms of any approval by the Sublandlord and the Head Landlord. The Subtenant’s Work will be performed in a good and workmanlike manner in compliance with all applicable laws, bylaws and regulations, and the Subtenant will obtain and comply with all building, electrical and other permits which may be required in respect of the Subtenant’s Work and will pay all fees and procure all applicable inspections. The Subtenant will cause notices to be posted on the Sublet Premises in at least two conspicuous places to the effect that the Subtenant’s Work is the sole responsibility of the Subtenant and that neither the Head Landlord nor the Sublandlord is responsible for any accounts for work or materials provided in association therewith.

5.4.4

The Subtenant shall retain Waldron Morton Consulting or an equivalently qualified designer to design the Subtenant’s Work, shall retain a contractor acceptable to the Sublandlord to carry out the Subtenant’s Work (such consent not to be unreasonably withheld by the Sublandlord), shall retain the base building electrical and mechanical contractors for all electrical and mechanical work, and shall retain such building consultants as may be designated by the Head Landlord.

5.4.5

Upon receipt by the Sublandlord of all documentation relating to the Sublease reasonably required by the Sublandlord and executed by the Subtenant, and subject to the obligation of the Subtenant to make application for and obtain a certificate of occupancy as required by the City of Burnaby insofar as it applies to the changes to the Sublet Premises as a result of the Subtenant’s Work, the Subtenant will be entitled to occupy the Sublet Premises prior to the Commencement Date for the purpose of performing the Subtenant’s Work and during such time the Subtenant will not be responsible for Sublease Basic Rent or Additional Rent, but will otherwise perform and observe all other terms and conditions of this Sublease, and, if required by the Sublandlord, will be responsible for all utilities consumed by the Subtenant.

5.4.6	Upon expiration of the Sublease Term, the Subtenant will repair all damage caused to the Lands and Premises by the Subtenant.

5.5	Liens

If any lien or encumbrance arising out of the Subtenant’s Work is filed or attached against the Building or title thereto, the Subtenant will, within five days after notice thereof, procure its discharge, failing which the Sublandlord may, at its option and in addition to any other remedies it may have under this Sublease arising out of defaults by the Subtenant, make any payments into Court required to procure such discharge; and the Subtenant will forthwith reimburse the Sublandlord for any payment, cost or expense incurred in so doing, whether or not such lien or encumbrance was without merit or excessive.

Article 6 Access To and Use of Sublet Premises

6.1 Parking

Subject to the terms of the Head Lease and the consent of the Head Landlord, the Sublandlord hereby grants to the Subtenant permission for the duration of the Sublease Term and any extensions thereof, to use a minimum of three (3) stalls per one thousand (1,000) square feet of Rentable Area of the Sublet Premises occupied by the Subtenant or approximately one hundred and two (102) unreserved parking stalls at the perimeter of the Building at no additional cost, as made available to the Sublandlord under the Head Lease on the terms and conditions pertaining to the use of such spaces from time to time under the Head Lease. The Subtenant will be solely responsible for the use of such parking spaces and indemnifies the Sublandlord from any damages, losses, or claims arising from the use of such spaces, howsoever arising.

6.2 Vivarium

The Vivarium is excluded from the Sublet Premises and the Sublandlord shall have sole and exclusive use of and access to the Vivarium on a 24-hour, 7 day a week basis. The Sublandlord shall provide the Subtenant at least one (1) month prior written notice of the Sublandlord’s intent to sublet any part or whole of the Vivarium, shall be responsible for ensuring that any use of the Vivarium will not cause loss or damage to the Subtenant, and shall indemnify the Subtenant for any loss or damage caused by the Sublandlord or its subtenant’s use of the Vivarium.

6.3 Laboratory

From the Commencement Date until October 31, 2005 the Sublandlord shall have access to the Laboratory on a 24-hour, 7 day a week basis at no additional cost to the Sublandlord.

6.4 Cold Room and Freezer Room

From the Commencement Date until December 31, 2005 during Normal Business Hours, the Sublandlord shall have exclusive access to one (1) of two (2) Cold Rooms (the “Cold Room”) and half the Freezer Room (“Freezer Room”) on the 2nd floor of the Sublet Premises as outlined in black in Schedule B-1 of the Offer to Sublease, a copy of which Schedule is attached hereto as Exhibit 6.4. The Sublandlord will pay fees associated with the Sublandlord’s use of the Cold Room and half the Freezer Room in accordance with the terms of the Service Agreement.

6.5 Storage

6.5.1

The waste storage closet (“Waste Storage Closet”) is excluded from the Sublet Premises and the Sublandlord shall have sole and exclusive use of and access to the Waste Storage Closet during Normal Business Hours.

6.5.2	The Subtenant will store on the Sublet Premises such INEX owned equipment and substances as the parties may mutually agree, pursuant to the terms of the Service Agreement between the Parties.

6.6 Use of Sublet Premises

The Subtenant will use the Sublet Premises for biomedical product development and manufacturing with related business offices, and for no other purpose.

6.7 Hours of Operation

The Subtenant shall have the right to access the Building and operate the HVAC and building systems for the Sublet Premises on a 24-hour, 7 day a week basis.

6.8 Signage

The Subtenant shall have both prominent exterior building signage and atrium directory signage, subject to the approval of the City of Burnaby, the Sublandlord and the Head Landlord, such approval of the Sublandlord not to be unreasonably withheld. At the Subtenant’s sole cost, all such signage shall be installed and maintained to a first class standard and the Subtenant shall remove and make good such signage upon the termination of the Sublease or any renewal term thereof, if the Sublandlord or Head Landlord so request.

Article 7 Representations, Warranties and Covenants

7.1	Subtenant’s Representations, Warranties and Covenants

7.1.1

The Subtenant hereby represents, warrants and covenants to the Sublandlord as follows: to abide by any rules and regulations governing the use of the Sublet Premises and the Building as governed by this Sublease and the Head Lease, as each may be amended from time to time;

7.1.2	to pay Gross Rent and perform all of the obligations of the Subtenant under this Sublease;

7.1.3	not to do or omit to do any act in or around the Lands and Premises which would cause a breach of the Sublandlord’s obligations as Subtenant under the Head Lease;

7.1.4	to maintain, at its cost, all telephones, computers and special communications equipment used in the Sublet Premises and to pay for all telephone and utility services used by the Subtenant;

7.1.5

to promptly pay when due to the authorities having jurisdiction the Subtenant’s Proportionate Share of Taxes as defined by the Head Lease (whether imposed upon the Subtenant or otherwise) attributable to the personal property, trade fixtures, business, income, or occupancy of the Subtenant or any other occupant of the Sublet Premises and to any leasehold improvements or fixtures within the Sublet Premises, and to the use by the Subtenant or its officers, employees, and invitees of any of the Common Areas as defined by the Head Lease;

7.1.6

to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions, or liabilities resulting from or arising out of the failure of the Subtenant to perform any of its obligations hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages, or expenses incurred by or injury or damage to such person or persons or his, her, or their property, to the extent that such claims or demands arise out of the use and occupation of the Sublet Premises or unauthorized use or misuse of the Lands and Premises by the Subtenant or its officers, employees, or any other person authorized or permitted by the Subtenant to be on the Sublet Premises or in or about the Lands and Premises, and from all costs, counsel fees, expenses, and liabilities incurred by reason of any such claim or any action or proceeding brought thereon; and

7.1.7

to use and store any hazardous materials in accordance with industry standards and regulatory requirements and to return the Sublet Premises at the end of Sublease Term or any early termination or extensions thereof in an environmentally clean and decontaminated state, and

7.1.8

to return the Sublet Premises at the end of Sublease Term or any early termination or extensions thereof in a state consistent with conditions of the Lands and Premises as of October 1, 2005, save normal wear and tear.

7.2	Sublandlord’s Representations, Warranties and Covenants

Subject to the Head Landlord first consenting to this Sublease and the due performance by the Subtenant of its obligations herein, the Sublandlord hereby represents, warrants and covenants to the Subtenant as follows:

7.2.1

to provide the Sublet Premises vacant and in a clean condition by October 1, 2005, with the exception of the Laboratory, which the Sublandlord shall provide vacant and in a clean condition by November 1, 2005;

7.2.2

to allow the Subtenant to have quiet enjoyment of the Sublet Premises subject to the Sublandlord’s right of access to the Laboratory, Vivarium, Waste Storage Closet, Cold Room, and half the Freezer Room;

7.2.3	to perform all of the obligations of the Sublandlord under this Sublease;

7.2.4	to perform all of the obligations of the Tenant under the Head Lease which materially affect the Sublet Premises, including without limitation the payment of Rent pursuant to the Head Lease; and

7.2.5

to indemnify and save harmless the Subtenant against and from any and all expenses, costs, damages, suits, actions or liabilities arising or growing out of the failure of the Sublandlord to perform any of its obligations under the Head Lease (provided such failure does not result from a failure of the Subtenant to perform any of its obligations under this Sublease), and for all claims, demands of every kind and nature made by any person or persons to or against the Subtenant in connection therewith, and all counsel fees, expenses and liabilities incurred by reason of any such claim or any action or proceeding brought thereof.

Article 8 Restrictive Covenants

8.1 Assignment and Sublease

The Subtenant shall not assign this Sublease or sublet all or part of the Sublet Premises without the prior written consent of the Sublandlord, not to be unreasonably withheld.

8.2 Confidentiality

At the time of disclosure, each Disclosing Party will clearly identify, either orally or in writing, as applicable, all Confidential Information as sensitive, confidential and proprietary in nature. The Receiving Party will at all times during the term of this Sublease, any extensions thereof, and for a period of ten (10)

years thereafter, not, without the prior written consent of the Disclosing Party, disclose, use, reproduce, deal with, or otherwise exploit the Confidential Information of the Disclosing Party or permit the same to be disclosed, used, reproduced, dealt with, or otherwise exploited, except to the extent necessary for the purposes of this Sublease.

8.3 Return of Confidential Information

Within thirty (30) days of the termination of this Sublease or of the receipt of a written request from the Disclosing Party, the Receiving Party will return to the Disclosing Party or destroy, at the Disclosing Party’s sole discretion, all Confidential Information of the Disclosing Party, including all such information that is electronically stored by the Receiving Party, all reproductions thereof and all samples of materials in the form provided by the Disclosing Party to the Receiving Party, in the Receiving Party’s possession or control and confirm such destruction or delivery to the Disclosing Party in writing, as applicable.

Article 9 Insurance

9.1	Insurance Coverage

9.1.1

The Subtenant will obtain and maintain, from the Commencement Date throughout the Sublease Term, any extensions thereof and for a three (3) year period thereafter in respect of general public liability insurance, insurance with respect to the Sublet Premises providing for the coverages and upon the terms required in Article 5 of the Head Lease to be maintained by the Sublandlord, and the Head Landlord and Sublandlord will be shown as additional insureds on all liability policies, with a cross liability and severability of interest endorsement. The Subtenant releases the Sublandlord from any claim the Subtenant may have which is or would be insured against by the insurance policies which the Subtenant is required to maintain by this Sublease.

9.1.2

Within five (5) days of the Commencement Date and upon the Sublandlord’s annual request during the Sublease Term and any extensions thereof the Subtenant will provide to the Sublandlord within five (5) days of such request, a copy of each certificate of insurance in respect of the insurance policies required to be effected herein, and the Sublandlord will reimburse the Subtenant’s reasonable costs of providing copies of such certificates of insurance. Subtenant agrees to provide Sublandlord thirty (30) days notice of any material change in its insurance coverage during the Sublease Term.

9.2 Use of Proceeds

The Subtenant agrees that in the event of damage or destruction to the Sublet Premises covered by insurance required to be maintained pursuant to Section 9.1, the Subtenant will use the proceeds of such insurance for the purpose of repairing or restoring such damage or destruction. In the event of damage to or destruction of the Sublet Premises or Building entitling the Head Landlord to terminate the Head Lease, the Subtenant will pay directly to the Head Landlord, all of the Subtenant’s insurance proceeds in accordance with Section 5.3 of the Head Lease.

Article 10 Termination

10.1 Termination for Default

Each Party has the right to terminate this Sublease for default upon the other Party’s failure to comply in any material respect with the terms and conditions of this Sublease or the Head Lease. Prior to any such termination for default, the Party seeking to so terminate will give the other written notice of its intention to terminate this Sublease in accordance with the provisions of this Section 10.1, which notice will set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within ninety (90) days after receipt of the notification, then the non-defaulting Party may immediately terminate this Sublease by notice in writing to the defaulting Party.

10.2 Termination for Insolvency

10.2.1	If the Subtenant:

	(a)	makes a general assignment for the benefit of creditors or becomes insolvent;

	(b)	files an insolvency petition in bankruptcy;

	(c)	petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

(d)

commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors;

	(e)	proposes a written agreement of composition or extension of its debts other than the Subtenant’s current outstanding line of credit from TD Line of Credit Facility, or

	(f)	becomes a Party to any proceeding or action of the type described above in Sections 10.2.1(b), 10.2.1(c) or 10.2.1(d);

and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the Sublandlord may upon thirty (30) days written notice terminate this Sublease in its entirety without further notice or cure time available to the Subtenant.

10.3	Termination of the Service Agreement

10.3.1

A termination of this Sublease by either Party for any reason will result in a termination of the Service Agreement, as of the effective date of the termination of the Sublease, subject to any continuing or surviving obligations as set forth in this Sublease.

10.3.2

A termination of the Service Agreement by the Subtenant without cause will entitle the Sublandlord to terminate this Sublease as of the effective date of the termination of the Service Agreement, subject to any continuing or surviving obligations as set forth in this Sublease.

10.4 Other Remedies

These Sections 10.1, 10.2, and 10.3 will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

10.5 Effect of Termination

10.5.1	The termination of this Sublease will be without prejudice to the Sublandlord’s right to receive from the Subtenant:

(a)	all payment of Gross Rents, costs and outlays accrued prior to the effective date of such termination; and

(b)	whether incurred prior to or following the effective date of termination:

	(i)	fifty percent (50%) of the expenses and outlays incurred by the Sublandlord pursuant to Section 8.1(g) of the Head Lease if the Subtenant requests an assignment of the Head Lease; and

	(ii)	all expenses and outlays, if any, incurred by the Sublandlord pursuant to Section 8.1(g) of the Head Lease if the Subtenant requests a sublease of the Sublet Premises.

10.5.2	Notwithstanding any provisions to the contrary, the Sublandlord shall be entitled to apply the Deposit, plus interest if any, against any payment due to the Sublandlord under Section 10.5.1.

10.6 Continuing Obligations

Termination of this Sublease for any reason will not relieve the Parties of any obligation accruing prior thereto and any ongoing obligations hereunder and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Sublease.

Article 11 General

11.1 Notices

All payments, reports, notices, consents, and approvals permitted or required to be given hereunder will be in writing and will be delivered to the Sublandlord or the Subtenant, as the case may be, as follows:

To the Sublandlord:

Inex Pharmaceuticals Corporation
200-8900 Glenlyon Parkway
Burnaby, BC, Canada
V5J 5J8
Attention:	Ian Mortimer, VP Finance and CFO

To the Subtenant:

Response Biomedical Corporation
100-8900 Glenlyon Parkway
Burnaby, BC, Canada
V5J 5J8
Attention:	Rob Pilz, VP Finance and CFO

Any notice so made will be deemed to have been given and received at 10:00 a.m. on the first business day after the date of delivery of such notice.

11.2 Agency Disclosures

The Sublandlord has an agency relationship with CB Richard Ellis Limited (Agent) and Blair Quinn (Salesperson). The Subtenant has an agency relationship with CB Richard Ellis Limited (Agent) and Kevin Nelson (Salesperson).

11.3 Successors and Assigns

Subject to Section 8.1, all of the rights and obligations of a Party enure to the benefit of and are binding upon the successors and assigns of that Party.

11.4 Further Assurances

Each Party agrees to execute such further assurances as may be reasonably required from time to time by any other Party to more fully effect the true intent of this Sublease.

11.5 Facsimile Transmission

A Party hereto may signify its agreement to the terms hereof by facsimile transmission. A telecopy facsimile of this Sublease received by a Party hereto which shows the signature(s) of the authorized signatory (ies) of the other Party will be sufficient proof of execution by that other Party.

11.6 Entire Agreement

This Sublease merges and supersedes all prior negotiations, representations, and agreements between the Parties relating in any way to the Sublet Premises. The Parties agree that there are no representations, covenants, agreements, warranties, or conditions in any way relating to the subject matter of this Sublease or the occupation or use of the Sublet Premises, whether express or implied or otherwise, except as set forth in this Sublease. In particular, and without limiting the generality of the foregoing, the Subtenant acknowledges having inspected the Sublet Premises, and, subject as provided herein, sublets the Sublet Premises on an “as is” basis. The Sublandlord will not be responsible for any alteration or improvement required or desired by the Subtenant to the Sublet Premises. The Subtenant acknowledges that the Sublandlord has made no representations as to the condition of the Sublet Premises or the fitness of the Sublet Premises for any purpose not expressly set out in this Sublease.

11.7 Severability

In the event that any part, section, clause, paragraph or subparagraph of this Sublease will be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Sublease will not fail on account thereof, and the balance of this Sublease will continue in full force and effect.

11.8 LIMITATION OF LIABILITY

SUBJECT TO THE SUBLANDLORD’S OBLIGATION TO ENSURE THAT ANY USE OF THE VIVARIUM WILL NOT CAUSE LOSS OR DAMAGE TO THE SUBTENANT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

11.9 Waiver

No waiver by the Sublandlord of a condition or the performance of an obligation of the Subtenant hereunder binds the Sublandlord unless in writing and executed by it, and no waiver given by the Sublandlord will constitute a waiver of any other condition or performance by the Subtenant of its obligations hereunder in any other case.

11.10 Governing Law

This Sublease will be governed in accordance with laws applicable in the province of British Columbia, and the Parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia.

11.11 Time of the Essence

Time shall be of the essence in this Sublease and any amendments and extensions thereof.

11.12 Survivorship

The provisions of Article 1, Sections 2.1, 2.3, 2.4, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 5.2.1, 5.2.3, 5.2.4, 5.2.5, 5.3.1(a), 5.3.1(c), 5.4.6, 5.5, 6.8, Article 7, Sections 8.2, 8.3, Article 9, Sections 10.4, 10.5, 10.6, and Article 11 will survive any expiration or termination of this Sublease.

IN WITNESS WHEREOF, the Parties hereto have executed this Sublease as of the date first above written.

Inex Pharmaceuticals Corporation		Response Biomedical Corp.

By:	/s/ Ian Mortimer	By:	/s/ Brian Richards

Name:	Ian Mortimer	Name:	Brian Richards

Title:	CFO	Title:	COO

Date:	August 22, 2005	Date: August 22, 2005

Witness: /s/ Sylvia Messer		Witness: /s/ Robert Pilz

II

Exhibit 1.1.3: Location of Clean Room

2nd Floor Premises

Clean Room
Shared Premises on Pro-Rated Basis
2nd Floor
2ND FLOOR ALARM SYSTEM
GLASS BREAK
RTE
DOOR/WINDOW
MOTION DETECTOR
KEYPAD
NORTH STAIRWELL

III

Exhibit 1.1.33: Location of Waste Storage Closet

Waste Storage Closet

IV

Draft Exhibit 5.2.1(a)

SCHEDULE “E”

List of Furniture, Equipment and Fixtures

Included in the Sublease At No Additional Cost

Equipment No.	Equipment Type / Description	Model	Serial No.	Manufacturer	Approximate Value
EQ0425	Refrigerator: Supply Chain Refrigerator	LS54GD	B946167	Powers Scientific Inc.	$ 10K
EQ0426	Refrigerator: Cold Storage Chamber (2-8°C), Deli fridge	LS54GD	B946172	Powers Scientific Inc.	$ 10K
EQ0524	Glassware Washer: Thermal Disinfector Glassware Washer; Manu. No. 3885813	G7783	16/18349812	Miele	$ 11K
EQ0701	Monitoring System: Rees Environmental Monitoring System	Series II-PC	n/a	Rees Scientific	$ 10K
EQ0701A	Monitoring System: Rees Node Panel	Series II-PC	S2P01716	Rees Scientific	$ 10K
EQ0701B	Monitoring System: Rees Remote Panel #1	MPXREM02	MX2-3092	Rees Scientific	$ 10K
EQ0701C	Monitoring System: Rees Remote Panel #2	MPXREM02	MX2-3097	Rees Scientifc	$ 10K
EQ0701D	Monitoring System: Rees Remote Panel #3	MPREM03	MX2-4500	Rees Scientifc	$ 10K
EQ0787	Cold Room: 7' x 8'11" x 8'2" high walk-in cooler; Zero-loc Insulated panel and door systems	ADT065AJ	D00G05244	Zero-Loc	$ 20K
EQ0788	Temperature Control Chamber: Cold Room	n/a	n/a	Fairchild	$ 20K
EQ0789	Temperature Control Chamber: Cold Room	n/a	n/a	Fairchild	$ 20K
EQ0872	Biological Containment Hood: Bio Klone 2, Type A/B3, Class 2, 76.5" width. Biological Containment Hood	BK-2-6	802-7892	Microzone Corp.	$ 12K
EQ0967	Fume Hood: Mfg. date: Oct. 1997, Ventilated Hood	AIFH-70	n/a	H.H. Hawkins Ltd.	$ 10K
EQ1012	Fume Hood: Mfg. date: Sept. 1997, Ventilated Hood	APFH-70	n/a	H.H. Hawkins Ltd.	$ 10K
EQ1082	Fume Hood: Mfg. Date Sept/97 Model 115/230 Vac 15A; "Fume Hood A"	AIFH-70	n/a	H.H. Hawkins Ltd.	$ 10K
EQ1084	Fume Hood: Mfg. Date Dec/97 Model 115/230 Vac 15A; "Fume Hood B"	AIFH-47	n/a	H.H. Hawkins Ltd.	$ 10K

V

EQ1085	Fume Hood: Mfg. Date Sept/97 Model 115/230 Vac 15A; "Fume Hood C"	ATFH-70	n/a	H.H. Hawkins	$ 10K
EQ1118	Fume Hood	n/a	n/a	H.H. Hawkins	$ 10K
EQ1119	Fume Hood	ATFH-70	n/a	H.H. Hawkins	$ 10K
EQ1123	Fume Hood	AIFH-70	n/a	H.H. Hawkins	$ 10K
EQ1161	Fume Hood	AIFH-70	n/a	H.H. Hawkins	$ 10K
EQ1166	Fume Hood	AIFH-70	n/a	H.H. Hawkins	$ 10K
EQ1185	Fume Hood: Ventilated Hood	AIFH-70	n/a	H.H. Hawkins Ltd.	$ 10K
EQ1219	Fume Hood: Mfg. Date: Sept. 1997, Ventilated Hood	AIFH-70	1129	H.H. Hawkins	$ 10K
EQ1294	Water System: Millipore Water System	n/a	n/a	Millipore	$ 9K
EQ1294A	Water System: Millipore-Milli RO Plus 30	R030	F6JM11792D	Millipore	$ 9K
EQ1294B	Water System: Milli Q Biocell	Biocell	F7MM35532I	Millipore	$ 9K
EQ1364	Water System: Millipore Water System	n/a	n/a	Millipore	$ 9K
EQ1364A	Water System: Millipore-Milli RO Plus 90	R090	F6NM12721E	Millipore	$ 9K
EQ1364B	Water System: Milli Q Biocell	Biocell	F7HM29741I	Millipore	$ 9K
EQ1365	Ice Machine: Undercounter Flaker. Condenser Type: Water	AFE4000W-1A	179152-08P	Scotsman	$ 1K
EQ1432	Autoclave: Steam autoclave for non-GMP use only	SR-24C-MCV	120797	Consolidated	$ 23K
EQ1433	Autoclave: Mfg. 5/94. Electrical Sterilmatic autoclave	STM-EL	184012	Market Forge	$ 5K
EQ1441	Dishwasher: Lavabor Dishwasher heats up to 70°C	G7704	n/a	Miele	$ 11K
EQ1458	Microscope: Inverted Light Microscope	TMS	215241	Nikon	$ 3K
EQ1464	Biological Safety Cabinet: Bio Klone 2 Biological Containment Hood, Class 2, Type A, 6ft	BK-2-6	802-9741	Microzone Corp.	$ 12K
EQ1472	Biological Safety Cabinet: Bio Klone 2 Biological Containment Hood, 6ft, Class 2, Type A	BK-2-6	802-0715	Microzone Corp.	$ 12K
EQ1612	Biological Safety Cabinet: Purifier Delta Series Class II, Type B2 Biosafety Cabinet. Cat. No. 3621404	36214	030401941	Labconco Corp.	$ 12K
EQ1708	Biological Safety Cabinet	Nu-435-600	56559AAZ	Nuaire	$ 16K
EQ1721	Boiler: Fulton Boiler	PHP700	U18808	Fulton	$ 50K

VI

EQ1722	Generator: 25 KW Katolight Emergency Generator	N25FPG4	LM307928S- 45414	Katolight Co.	$ 35K
EQ1763	Humidifier: Neptronic SK300 Steam Humidifier	SK310M	02268604	National Environmental Products Ltd. V= IMEC	$ 16K
	Printers	2 units x HP4100		HP Laser Jet	$ 650.00/unit = $ 1,300
	LCD Projector	TBD		Sony	$ 400.00
	Phone System: Nortel Option 11C Meridian Mail 1 x Console M3902 Single line (100 + avail) M3903 Multi line (50 + avail)				$ 140K excluding installation charge and desk top phones
	Desk Top Phones	90 units x Nortel M3902 30 units x Nortel M3903			$60.00 /unit= $ 5,400.00 $90.00 /unit= $ 2,700.00
	Network Switches	Model 3548 (5 units available)		Cisco	$600.00 / unit = $ 3,000.00
	Draft Inventory List of Office Furniture				$ 100K
TOTAL VALUE OF FURNITURE & EQUIPMENT SUPPLIED AT NO ADDITIONAL COST:					$775,800.00

VII

Draft Exhibit 5.2.1(b)

Draft Inventory List of Office Furniture

Room	Quantity	Description	Comments
1163	1	Meeting table (maple / storm, grey)
	7	High back chairs
	1	Credenza (maple /storm, grey)
	1	8 foot white board
	1	Projector screen
	1	Wall clock
	1	Flip chart

1136			Empty

1160	3	Single cubes at 5' x 6' with BB (2)
	1	Double 1bb / 1 shelf
	5	Chair	*

1135	1	U shaped ws with hutch
	2	BC (s) maple
	1-3	File	*
	1	Chair ergo black
	1	Sled base chair (meeting / quest)

1134	1	U shaped ws with hutch (maple g)
	1	Chair ergo black
	1	sled base chair
	1	8 foot white board
	1	L shaped ws with hutch	*
	2	File	*

1133	1	U shaped ws with hutch (maple g)
	1	Chair ergo black

VIII

	1	Sled base chair
	1	Table (maple)	*

1132	1	U shaped ws with hutch (maple g)
	1	Round table (maple)	*
	1	Chair ergo black
	1	Sled base chair
	1	8 foot white board
	1	Credenza (maple s.g.)	*

1131	1	L shaped ws with hutch (maple g)
	1	File	*
	1	Chair ergo black
	1	Sled base chair

1167			*

1165	4	Cubes
	6	Long shelves	*
	1	Table	*
	1	File (5) hi	*
	4	Boards (smol

1166			*

1174	2	Boards (smol) white	*
	1	Board	*

1173			*

1172	1	Board white	*
	1	File	*

1100	1	Meeting table (maple s/g)
(Board Room)	12	High back chairs

IX

	1	Credenza (maple s/g)
	1	8 foot white board
	1	Projector screen
	2	Flip char
	1	Table
	1	Chair ergo black
	1	Sled base chair
	4	Blue chairs	*
	2	Pictures

1002			*

1003	1	Meeting table	*
	10	Grey chairs sled base
	2	Black sled chairs
	1	Wall clock
	1	Flip chart
	1	(Polka Dot) chair
	1	8 foot white board

1104		Furniture?	*

1171			Empty?

1106		Furniture?	*

1107	1	U shaped ws with hutch (maple s/g)
	1	Sled base chair
	1	White board
	1	Table
	2	Boards

1108			*

1118	1	L shaped ws with hutch (maple g)

X

	1	File (hi)
	1	White board
	1	Chair ergo black
	1	Sled base chair (m.g.)

1109		Furniture ?	*

1115		Furniture?	*

1116		Furniture?	*

1117		Furniture?	*

1123		Empty? Boxes	*

1122	1	U shaped ws with hutch (maple g)
	2	Files
	1	Table round (maple)
	2	Tables smole (maple)
	1	White board
	1	Chair ergo black
	1	Sled base chair
	1	Sled base chair grey	*

1121	1	L cube with bb (2)
	1	File	*
	1	Chair ergo black
	1	Sled base chair
	1	White board
	1	Board

1120	1	L cube with bb (2)
	1	File	*
	1	White board
	1	Board

XI

	1	Sled base chair (maple g)
	1	Chair ergo black

1119	1	L shaped ws with hutch (maple)
	1	File	*
	1	White board
	1	Sled base chair (m/g)
	1	Chair ergo black

1169	1	Double cubes x longe w BB
(Workstation)	2	Sled ergo chairs	*

1168	2	Tables (cube) with 1 shelf
	10	L single cubes with BB (2)
	2	Cubes tables (2) with 1 shelf
	1	File
	8	Chair ergo black chair	*

1107	2	Single cubes with BB (2)
(opposite)	2	Files
	1	Sled base chair

1108	4	Single cubes with BB (2)
(opposite)	2	Sled base chair
	1	Sled base chair blue	*
	1	Sled base chair grey	*
	4	Files (smol)

1198	1	Table
(corridor)	1	Sled base chair

1109	1	Single cubes with B/B2
(opposite)	2	File
	1	Sled base chair
	1	Chair ergo (grey)	*

XII

1116	2	Cube tables with BB
(opposite)	1	Chair ergo (grey)	*
	1	File

Korner	5	Single cubes with BB
(Irina)	1	Double cubes with BB

Reception

2221	1	U shaped ws with hutch (maple, grey)
	2	Shelves (maple)	*
	1	Table (maple)	*
	1	White board
	1	Board
	1	Sled base chair (m/g)
	1	Chair ergo black

2219	1	L shaped ws with hutch (? Dark)	*
	1	Table (Dark?)	*
	1	Chair ergo black
	1	Sled base chair
	1	8 foot white board

2218	1	L shaped ws with hutch (maple, grey)
	1	Chair ergo black
	1	Sled base chair

2216	2	L shaped ws with hutch (maple, grey)
	1	Book shelf (maple)	*
	3	Files
	2	Chair ergo black
	2	Chair sled base

2215	1	U shaped ws with hutch (maple, grey)

XIII

	2	Files	*
	1	Shelf	*
	1	Sled base chair
	1	Chair ergo black
	1	White board

2213	1	L single cube tb
	2	Shelves	*
	1	File	*
	1	Chair ergo black
	1	Sled base chair
	1	White board
	1	Board

2212	1	L single cube tb
	2	Shelves	*
	1	Round table (black)	*
	1	White board
	?	Chair	*

2211	1	L shaped ws with hutch (maple, grey)
	2	Files	*
	1	White board
	1	Board
	?	Chair	*

2210	1	L single cube tb
	*	?	*

2209	1	L single cube tb
	1	Book shelf
	1	File
	1	Sled base chair
	1	Chair ergo black
	1	White board

XIV

	1	Board

2206	1	L shaped ws with hutch (maple, grey)
	1	Round table (maple)
	1	Sled base chair
	1	Chair ergo black

2205	2	Big tables
		Empty?	*

2202	1	L shaped table (maple, grey)
	1	Sled base chair
	1	Chair ergo black
	1	6 foot white board

2201	1	U single cube tb
	4	Shelves	*
	1	Chair ergo black
	1	White board
	1	Round table
	2	Shelves	*
	1	Sled base chair
	1	Board

2200	1	Meeting table	*
(Conference Room)	1	Credenza	*
	4	Sled base chair
	6	Chair?	*
	1	Projector screen
	1	8 foot white board
	1	Flip chart
	1	Wall clock

* = to be moved to other rooms within the Sublet Premises ?

XV

Exhibit 6.4: Location of Cold Room and Freezer Room

Sublandlord's Lab Access

31 Oct 2005

31 Dec 2005

2nd Floor
NORTH STAIRWELL
SOUTH STAIRWELL
GLASS BREAK
RTE
DOOR/WINDOW
MOTION DETECTOR
KEYPAD
2ND FLOOR ALARM SYSTEM